Exhibit 99.1

DEVRY INC.
SEGMENT INFORMATION - NEW ALIGNMENT
(Dollars in Thousands)

PRELIMINARY

	For the Three Months		For the Three Months		For the Three Months		For the Three Months		For the Year
	Ended September 30,		Ended December 31,		Ended March 31,		Ended June 30,		Ended June 30,
	2010	2009	2010	2009	2011	2010	2011	2010	2011	2010
REVENUES:
Business, Technology and Management	$352,918	$283,506	$370,743	$313,256	$378,698	$334,603	$357,787	$332,188	$1,460,146	$1,263,553
Medical and Healthcare	136,658	117,158	142,145	125,774	142,544	132,640	136,988	131,465	558,335	507,037
International, K-12 and Professional Education	31,852	30,446	38,575	33,982	41,488	37,142	51,975	43,021	163,890	144,591
Total Consolidated Revenues	521,428	431,110	551,463	473,012	562,730	504,385	546,750	506,674	2,182,371	1,915,181

OPERATING INCOME (LOSS):
Business, Technology and Management	84,519	56,079	99,472	78,134	99,351	85,751	76,061	71,096	359,403	291,060
Medical and Healthcare	28,162	27,139	30,964	31,159	29,289	30,951	18,550	21,832	106,965	111,081
International, K-12 and Professional Education	(1,143)	(78)	6,738	3,954	10,263	6,733	16,826	9,273	32,684	19,882
Reconciling Items:
Amortization Expense	(1,475)	(3,914)	(1,477)	(3,657)	(1,497)	(1,618)	(1,654)	(1,623)	(6,103)	(10,812)
Depreciation and Other	1,752	159	(144)	(661)	(179)	203	(203)	(10)	1,226	(309)

Total Consolidated Operating Income	111,815	79,385	135,553	108,929	137,227	122,020	109,580	100,568	494,175	410,902

INTEREST AND OTHER (EXPENSE) INCOME:
Interest Income	423	500	381	574	435	476	300	530	1,539	2,080
Interest Expense	(254)	(422)	(239)	(495)	(348)	(336)	(441)	(332)	(1,282)	(1,585)
Net Investment Gain	-	831	-	313	-	81	-	-	-	1,225

Net Interest and Other (Expense) Income	169	909	142	392	87	221	(141)	198	257	1,720

Total Consolidated Income before
Minority Interest and Income Taxes	$111,984	$80,294	$135,695	$109,321	$137,314	$122,241	$109,439	$100,766	$494,432	$412,622

All periods have been revised to reflect DeVry's new segment alignment. DeVry recently renamed and repositioned some of its segments to reflect the current alignment of its operations. The former Other Educational Services segment was combined with the former Professional Education segment to create the new International, K-12 and Professional Education segment. These segments are consistent with the method by which management evaluates performance and allocates resources.